                                                                      EXHIBIT H


                          RELEASE AND WAVER OF CLAIMS


     THIS IS A RELEASE AND WAIVER OF CLAIMS (hereinafter referred to as "Release"), by and between TriStar Aerospace, Inc., its parents, subsidiaries and affiliates (hereinafter referred to as the "Company") and John R. King, Jr. (hereinafter referred to as "Employee").

     IN CONSIDERATION of the covenants undertaken and the releases contained in this Release, the Employee and Company agree as follows:

     1. (a) Company acknowledges and incorporates herein by reference, intending to be legally bound; its commitments as stated in the certain letter, dated May 17, 1999 (the "Letter Agreement") from Quentin Bourjeaurd to the Employee.

        (b) Employee acknowledges and agrees that the consideration described in the Letter Agreement above is in excess of any obligations the Company would have to him absent execution of this Release.

     2. In exchange for the consideration to the Employee described in the Letter Agreement, Employee hereby, on behalf of himself, his descendants, ancestors, dependents, heirs, executors, administrators, successors and assigns, covenants not to sue, and fully and forever releases and discharges the Company, and its parent companies, subsidiaries, affiliates, divisions, successors and assigns, together with the past and present trustees, directors, officers, agents, attorneys, insurers, employees, stockholders and representatives of the Company, from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders or liabilities of whatsoever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which the Employee now owns or holds or has at any time herefore or hereafter owned or held as against the Company, arising out of or in any way connected with:

     (a) the Employee's employment relationship with the Company;

     (b) the Employee's termination from the Company;

     (c) the letter agreement dated May 15, 1997 between Employee and the Company; or

     (d) any other transactions, occurrences, acts or omissions or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Company or its past or present subsidiaries committed or omitted prior to the date of this Release or at any time during the Employee's employment with the Company, including, but not limited to:

         (i) claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Texas Commission on Human Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Texas Labor Code,

         (ii) any claims for breach of contract, tort, or personal injury of any sort,

         (iii) any claims for severance pay, bonus, salary, sick leave, holiday pay, personal time, life insurance, health or medical insurance or any other fringe benefit, worker's compensation or disability, except as specified in the May 17, 1999 Letter.

         (iv) any claims under any other federal or state statute or regulation.

     3. The Employee warrants and agrees that he is responsible for any federal, state or local taxes which may be owed by him by virtue of the receipt of any portion of the consideration herein provided.

     4. By accepting the benefits, payments and other items described in Paragraph 1 above, the Employee agrees:

     (a) not to sue the Company or the related persons and entities described in Paragraph 2 above other than to enforce the rights and benefits provided herein;

     (b) that all documents, records, techniques, business secrets and other information which have come into his possession from time to time during his employment by the Company ("Confidential Information and Business Secrets") shall be confidential and proprietary to the Company, and he will keep confidential and not divulge to any other party any of the Company's Confidential Information and Business Secrets, including, but not limited to, Confidential Information and Business Secrets relating to such matters as the Company's finances (including financial results, budgets, forecast and long-range plans), operations, materials, processes, plans, designs, models, new products, apparatus, equipment or formulas used in the Company's operations, and the names of the Company's customers and suppliers;

     (c) that all of the Company's Confidential Information and Business Secrets are the sole and exclusive property of the Company;

     (d) that he will return to the Company all Company owned property in his possession or under his control;

     (e) that during the one-year period following the termination of the Employee's employment with the Company, he will not, directly or indirectly, as an employee, agent, consultant or in any other capacity be employed in a position similar to the position he was employed in by the Company or perform any services similar to those he performed for the Company during his employment by the Company on behalf of any for-profit business entity that is engaged in Arizona, Texas, Florida or California in a business that competes with the Company or offers the same services and products as those offered by the Company at the time of the termination of the Employee's employment with the Company. By signing this Agreement the Employee acknowledges that his promises in this paragraph are necessary for the Company to protect and maintain its legitimate interests and to protect its good will and other business and proprietary interests. The Employee represents to the Company that the enforcement of the restrictions contained in this paragraph will not be unduly burdensome to him because he will be able to work and earn a livelihood not prohibited by this paragraph.

     (f) that from the effective date of his termination through May 17, 2000, he will not, whether for his own account or for the account of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit or endeavor to entice away from the Company any person who is employed by or otherwise engaged to perform services for the Company, to interfere with the relationship of the Company with any person who is then a customer of the Company, to communicate, regarding any matter directly related to the Company with any person who is then a contractor of the Company, including, but not limited to, Trinity Technical Services, Inc., or to interfere with the relationship of the Company and any contractor of the Company including, but not limited to, Trinity Technical Services, Inc.

     (g) that if he fails to comply with any provisions of this Paragraph 4, the Company shall be entitled, upon application to any court of competent jurisdiction, to specific performance or injunction in order to enforce or prevent any violation of such provision or provisions; and

     (h) that nothing contained in this Paragraph 4 shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from him, and/or the cessation of any release payments discussed in the Letter Agreement.

     5. Employee shall have 21 days to decide whether to sign this Release and be bound by its terms. In addition, the Employee shall have the right to revoke or cancel this Release within seven (7) days after he has signed it. Employee understands that the Release shall not be effective or enforceable until the seven (7) day revocation period ends. A cancellation or revocation must be accomplished by delivery of a written notification sent to Shauna Martin, General Counsel of the Company, at 2527 Willowbrook Road, Dallas, Texas 75220-4420. In the event that this Release is cancelled or revoked, the Company shall have no obligation to furnish the payments and benefits described in the Letter Agreement.

     6. The Employee acknowledges that the Company has informed him in writing to seek the advice of an attorney of his choice prior to signing this Release, and has had an adequate opportunity to seek legal counsel of his own choosing. The Company and the Employee represent that they have relied upon the advice of their respective attorneys, who are attorneys of their choice, or they have knowingly and willingly not sought the advice of such attorneys. The Employee hereby understands and acknowledges the significance and consequence of this Release and represents that the terms of this Release are fully understood and voluntarily accepted by him.

     7. The Employee acknowledges that he has read this Release, has had an opportunity to ask questions and have them explained to him and that he. understands that this Release will have the effect of knowingly and voluntarily waiving any action he might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability or any other claims described in Paragraph 2 of this Release. However, the Employee understands that he is not releasing claims that may arise after this agreement is signed.

     8. The Letter Agreement and this Release constitute the entire agreement concerning the Employee's employment and termination and all other subjects addressed therein and herein. The Letter Agreement and this Release supersede and replace all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning all subject matters covered therein and herein.

     9. If one or more of the provisions of this Release shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect or impair any other provision of this Release, but this Release shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein. Unless the context requires otherwise, all words used in this Release in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

     10. The Employee and the Company further covenant and agree to execute and deliver, upon request, any other and further documents or instruments necessary and desirable to implement the terms and conditions of the Release.

     11. It is the express intent of the parties that the terms and conditions of the Letter Agreement and this Release shall be kept confidential. The parties agree that the Employee may disclose the terms of the Letter Agreement and this Release only to his spouse, his attorney, his financial advisors, and to any local, state or federal agency requesting information regarding the terms of the Letter Agreement and this Release. The parties agree that the Company may disclose the terms of the Letter Agreement and the Release only to its attorneys, officers, directors and to those employees that are necessary to carry out the terms of this Agreement.

     12. THE TERMS AND PROVISIONS OF THE LETTER AGREEMENT AND THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUSIVE OF ANY CONFLICT OF LAW PROVISIONS, AND VENUE FOR ALL PURPOSES OF THE LETTER AGREEMENT AND THIS RELEASE SHALL BE IN A COURT OF COMPETENT JURISDICTION SITTING IN DALLAS COUNTY, TEXAS.

     13. BY SIGNING THIS AGREEMENT AND RELEASE, YOU ACKNOWLEDGE AND AFFIRM THAT YOU ARE COMPETENT, THAT YOU WERE AFFORDED A TIME PERIOD OF AT LEAST 21 DAYS TO REVIEW AND CONSIDER THIS AGREEMENT AND RELEASE WITH AN ATTORNEY OF YOUR CHOICE, THAT YOU HAVE READ AND UNDERSTAND AND ACCEPT THIS DOCUMENT AS FULLY AND FINALLY WAIVING AND RELEASING ANY AND ALL CLAIMS AND RIGHTS WHICH YOU MAY HAVE AGAINST THE COMPANY (AS DEFINED ABOVE), INCLUDING ANY AND ALL

CLAIMS AND RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THAT YOU HAVE RECEIVED AND UNDERSTOOD ALL INFORMATION DESCRIBED IN PARAGRAPH 6 OF THIS RELEASE, THAT NO PROMISES OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH IN THIS AGREEMENT AND RELEASE, AND THAT YOU HAVE SIGNED THIS AGREEMENT AND RELEASE FREELY, KNOWINGLY AND VOLUNTARILY, INTENDING TO BE LEGALLY BOUND BY ITS TERMS.

     IN WITNESS WHERE OF, the undersigned has hereunto set his hand as of the day and year indicated below.


                                           ACCEPTED AND AGREED


                                           JOHN R. KING, JR.
                                           -----------------------------
                                           John R. King, Jr.

                                           Dated: June 3, 1999
                                                  ----------------------